Investor Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact:	Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Anticipates Minimal Damage From Hurricane Ivan

Bonita Springs, FL (September 21, 2004) WCI Communities, Inc. (NYSE: WCI) announced today that although its inspections of its Perdido Key sites are ongoing, it anticipates damage from Hurricane Ivan, which made landfall west of WCI’s Perdido Key properties on September 16th, to be principally related to landscaping damage on its golf course and to a temporary sales office located on the property.

The company believes the hurricane’s largest potential impact is the possible delay of the conversion of reservations to firm contracts on units to be built on its first three tower sites, which were in the pre-construction phase when the storm affected the region. Each of these three towers is fully reserved. It was anticipated that these non-binding reservations would convert to binding contracts with firm deposits during the fourth quarter. Since access to the area may be delayed by certain road and bridge repairs, it is possible that the entire process for these three buildings could be delayed by a quarter or two into 2005. The company hopes to reopen its sales center in October.

Notwithstanding the impact of the recent three hurricanes on customer traffic, WCI’s orders are anticipated to be up 50% or more for the third quarter ending September 30th compared to the third quarter of 2003, with strength in both the tower and traditional home segments.

About WCI
WCI Communities, Inc. (NYSE: WCI) has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI and its Northeastern U.S. subsidiary, WCI Spectrum Communities, cater to primary, retirement, and second-home buyers in Florida, New York, New Jersey, and Connecticut. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and feature a wide array of recreational amenities. In addition to homebuilding, WCI generates earnings from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales, joint ventures, and partnerships. The company currently owns or controls developable land of approximately 17,000 acres.

     Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in Florida and other real estate markets; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; WCI’s ability to raise debt and equity capital and grow its operations on a profitable basis; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements.

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     For more information about WCI and its residential communities visit

www.wcicommunities.com